EXHIBIT 21.01

SUBSIDIARIES OF SALEM COMMUNICATIONS CORPORATION

Name	State/Country of Formation
Air Hot, Inc.	Delaware
Bison Media, Inc.	Colorado
Caron Broadcasting, Inc.	Ohio
CCM Communications, Inc.	Tennessee
Christian Links Pty. Ltd.	Australia
Common Ground Broadcasting, Inc.	Oregon
Inspiration Media, Inc.	Washington
Inspiration Media of Texas, LLC	Texas
New Inspiration Broadcasting Company, Inc.	California
NI Acquisition Corp.	California
OnePlace, LLC	Delaware
Pennsylvania Media Associates, Inc.	Pennsylvania
Reach Satellite Network, Inc.	Tennessee
Salem Consumer Products, Inc.	Delaware
Salem Communications (UK) Limited	United Kingdom
Salem Communications Holding Corporation	Delaware
Salem Media Group, LLC	Delaware
Salem Media of Colorado, Inc.	Colorado
Salem Media of Hawaii, Inc.	Delaware
Salem Media of Illinois, LLC	Delaware
Salem Media of Kentucky, Inc.	Kentucky
Salem Media of New York, LLC	Delaware
Salem Media of Ohio, Inc.	Ohio
Salem Media of Oregon, Inc.	Oregon
Salem Media of Texas, Inc.	Texas
Salem Media of Virginia, Inc.	Virginia
Salem Media Representatives, Inc.	Texas
Salem Radio Network Incorporated	Delaware
Salem Radio Operations, LLC	Delaware
Salem Radio Properties, Inc.	Delaware
Salem Satellite Media, LLC	Delaware
SCA License Corporation	Delaware
SCA-Palo Alto, LLC	Delaware
SCHC Lubbock Application, Inc.	Texas
South Texas Broadcasting, Inc.	Texas
SRN News Network, Inc.	Texas